As filed with Securities and Exchange Commission on May 23, 2008
Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTHSPRING, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1821898
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)
9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067
(Address of principal executive offices) (Zip Code)

HEALTHSPRING, INC. 2008 MANAGEMENT STOCK PURCHASE PLAN
(Full title of the Plan)
J. Gentry Barden
Senior Vice President, General Counsel and Secretary
HealthSpring, Inc.
9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
(Name and address of agent for service)
(615) 291-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
		Offering	Maximum	Amount of
Title of Securities	Amount to be	Price Per	Aggregate	Registration
to be Registered	Registered (1)	Share (2)	Offering Price	Fee
Common Stock, par value $0.01 per share	500,000	$17.70	$8,850,000	$347.81

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on May 19, 2008.

PART I
Information Required in the Section 10(a) Prospectus
     HealthSpring, Inc. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;
(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 28, 2008 and May 23, 2008; and

(4)	The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, dated January 30, 2006, including all amendments and reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation) or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
     Our amended and restated certificate of incorporation contains provisions relating to the potential liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.
     These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under Federal securities laws.
     As permitted by Section 145 of the DGCL, our amended and restated certificate of incorporation requires us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.
     We have entered into indemnity agreements with each of our current directors and our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
     We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.
     We maintain a directors’ and officers’ insurance and a company reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.
     The foregoing summaries are subject to the complete text of the amended and restated certificate of incorporation and the DGCL and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	*	Form of Amended and Restated Certificate of Incorporation of HealthSpring, Inc.

4.2	*	Form of Second Amended and Restated Bylaws of HealthSpring, Inc.

4.3	*	Specimen of Common Stock Certificate

4.4	**	Registration Rights Agreement, dated as of October 1, 2007, by and among HealthSpring, Inc. and the former stockholders of Leon Medical Centers Health Plans, Inc.

5.1		Opinion of Bass, Berry & Sims PLC

10.1	***	HealthSpring, Inc. 2008 Management Stock Purchase Plan

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Bass, Berry & Sims PLC (included in the Opinion of Bass, Berry & Sims PLC filed herewith as Exhibit 5.1)

24.1		Power of Attorney (included on signature page of this Registration Statement)

*	Previously filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-128939), filed October 11, 2005, as amended, and incorporated herein by this reference.

**	Previously filed as an Exhibit to the Company’s Current Report on Form 8-K filed October 4, 2007, and incorporated herein by this reference.

***	Previously filed as Exhibit A to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 20, 2008, and incorporated herein by this reference.
Item 9. Undertakings.
     A. The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on this 23rd day of May, 2008.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints J. Gentry Barden and Kevin M. McNamara and each of them his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Herbert A. Fritch Herbert A. Fritch	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 23, 2008
/s/ Kevin M. McNamara Kevin M. McNamara	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2008
/s/ Bruce M. Fried Bruce M. Fried	Director	May 23, 2008
/s/ Robert Z. Hensley Robert Z. Hensley	Director	May 23, 2008
/s/ Benjamin Leon, Jr. Benjamin Leon, Jr.	Director	May 23, 2008
/s/ Sharad Mansukani, M.D. Sharad Mansukani, M.D.	Director	May 23, 2008
/s/ Russell K. Mayerfeld Russell K. Mayerfeld	Director	May 23, 2008
/s/ Joseph P. Nolan Joseph P. Nolan	Director	May 23, 2008
/s/ Martin S. Rash Martin S. Rash	Director	May 23, 2008

EXHIBIT INDEX

4.1	*	Form of Amended and Restated Certificate of Incorporation of HealthSpring, Inc.

4.2	*	Form of Second Amended and Restated Bylaws of HealthSpring, Inc.

4.3	*	Specimen of Common Stock Certificate

4.4	**	Registration Rights Agreement, dated as of October 1, 2007, by and among HealthSpring, Inc. and the former stockholders of Leon Medical Centers Health Plans, Inc.

5.1		Opinion of Bass, Berry & Sims PLC

10.1	***	HealthSpring, Inc. 2008 Management Stock Purchase Plan

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Bass, Berry & Sims PLC (included in the Opinion of Bass, Berry & Sims PLC filed herewith as Exhibit 5.1)

24.1		Power of Attorney (included on signature page of this Registration Statement)

*	Previously filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-128939), filed October 11, 2005, as amended, and incorporated herein by this reference.

**	Previously filed as an Exhibit to the Company’s Current Report on Form 8-K filed October 4, 2007, and incorporated herein by this reference.

***	Previously filed as Exhibit A to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 20, 2008, and incorporated herein by this reference.